SHAREHOLDER LETTER Q4 & FULL YEAR 2022

Q4 2022

Q4 2022 Results

	Q4			Year Ended
(in millions, except percentages)	2021	2022	YoY Change	2021	2022	YoY Change

Revenue	$161.6	$124.0	(23.3)%	$645.3	$459.1	(28.9)%
Transaction Value [1]	$244.9	$168.9	(31.0)%	$1,019.0	$737.5	(27.6)%

Gross Profit	$25.4	$20.1	(20.7)%	$101.5	$70.1	(31.0)%
Contribution [1]	$26.9	$22.9	(14.6)%	$107.6	$80.8	(24.9)%

Net (Loss)	$(4.0)	$(28.4)	(612.1)%	$(8.5)	$(72.4)	754.8%
Adjusted EBITDA [1]	$13.2	$9.0	(31.8)%	$58.2	$22.9	(60.7)%
__________________
1.See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q4 2022

Executive Summary

Our fourth quarter results exceeded our expectations across all metrics, driven primarily by better than expected top-line performance in our Health insurance vertical and disciplined expense management. Our results continued to be impacted by lower customer acquisition investments by property & casualty (P&C) insurance carriers, while health insurance carriers aggressively ramped activity on our platform during the quarter. Our heightened focus on seeking operating efficiencies across the business and disciplined expense management yielded a dramatic improvement in year-over-year cash operating expense growth over the course of the year. In a year we believe was the low point in the current underwriting cycle, we delivered positive Adjusted EBITDA and free cash flow, underscoring the efficiency of our operating model.

We saw strong performance in our Health vertical in Q4. Despite year-over-year spend decreases from brokers and aggregators, Transaction Value was roughly flat, driven by strong growth in demand from Medicare Advantage carriers. We expect demand from these carriers to continue to grow rapidly in the coming years as they compete aggressively to capture strong anticipated enrollment growth and increase their focus on direct customer acquisition. As a reminder, the fourth quarter typically represents approximately 40% of full year Transaction Value in our Health vertical due to the timing of the Medicare Annual Enrollment Period (AEP) and Affordable Care Act (ACA) Open Enrollment Periods (OEP). Looking ahead to the first quarter, our guidance reflects a sequential decline in our Health vertical in line with typical seasonality.

Our first quarter guidance reflects both a seasonal increase in the volume of transactions in our P&C vertical and a significant step-up in partner marketing spend as one major carrier has reached rate adequacy and is focused on growing their book of business. We are encouraged by this milestone, which has historically preceded a broader rebound in spend on our platform. We expect Transaction Value in our P&C vertical to nearly double sequentially in Q1, though we expect it to be down year over year as many carriers have yet to resume normal levels of marketing activity.

We are optimistic about the trajectory of our P&C insurance vertical in 2023. We expect P&C insurance industry underwriting profitability to improve this year as additional rate increases are approved and carriers realize the full revenue impact of recent and pending rate increases. On the consumer side, significantly higher policy rates should drive increased shopping behavior, and we expect Transaction Value growth to accelerate as our partners leverage the unparalleled scale, transparency and efficiency of our marketplaces to acquire these consumers.

Looking ahead, we expect the broad secular trends that drove our historical growth to resume as we come out of the P&C hard market. With only 25% of consumers purchasing insurance online today, increasing online penetration represents a long runway for growth. Furthermore, we expect competitive pressures to drive more carriers to embrace cost-effective direct to consumer distribution channels such as ours in the years ahead. Our marketplace model uniquely offers carriers and brokers access to insurance shoppers across hundreds of digital properties, while offering supply partners easy access to the largest buyers in the industry. With a strong balance sheet and efficient cost structure, we are well positioned to capitalize on this growth opportunity in the coming years.

Q4 2022

Financial Discussion - Transaction Value and Revenue Metrics
During Q4 2022, Transaction Value declined 31% year over year to $168.9 million, driven primarily by cyclical headwinds in our P&C vertical, as well as by flat year-over-year performance in our Health vertical as key carriers continued to increase their investment in our channel while brokers reduced their demand. For the full year 2022, Transaction Value declined 28% year over year to $737.5 million. Transaction Value represents the total gross investment in customer acquisition executed by our partners on our platform and is one of the key metrics that reflects our ability to drive value for our partners and increase our share of wallet as budgets increasingly migrate online.

Transaction Value generated from our insurance verticals declined to $163.4 million in Q4 2022, down 29% year over year, driven by significant reductions in customer acquisition spend by P&C carriers. For the full year 2022, Transaction Value generated from our insurance verticals declined to $695.9 million, down 27% year over year.
Transaction Value from our P&C vertical declined 52.8% year over year to $56.7 million in Q4 2022, driven by reduced customer acquisition spend as carrier underwriting profitability remained under pressure due to inflation-related increases in loss severity. For the full year 2022, Transaction Value from our P&C vertical declined 39.0% year over year to $399.9 million.

Transaction Value from our Health vertical declined 0.4% year over year to $98.6 million in Q4 2022, driven by increased carrier marketing activity and budget allocation to our channel, with particular strength in Medicare, which was more than offset by reductions in spend from brokers. Q4 is typically seasonally strong in this vertical due to the annual and open enrollment periods for Medicare and under 65 Health insurance. For the full year 2022, Transaction Value from our Health vertical grew 2.5% year over year to $251.4 million.

Transaction Value from our Life vertical declined 22.6% year over year to $8.2 million in Q4 2022. Q4 2022 Transaction Value declined as mortality concerns related to COVID-19 continued to ease, shopping activity decreased and a key supply partner shifted focus away from Life insurance to Medicare, benefiting our Health vertical. For the full year 2022, Transaction Value from our Life vertical declined 14.7% year over year to $44.6 million.

Q4 2022

Transaction Value from our Other vertical, which includes travel, education, and consumer finance, declined 64.0% year over year to $5.5 million in Q4 2022, driven by the wind down of our education vertical, which was completed as of the beginning of Q3 2022. Additionally, our consumer finance vertical faced headwinds as mortgage and refinance activity declined due to rising interest rates, with Transaction Value down 37% year over year. These declines were partially offset by strength in our Travel vertical. For the full year 2022, Transaction Value from our Other vertical declined 36.8% year over year to $41.6 million.

We generated $124.0 million of total revenue in Q4 2022, down 23.3% year over year, driven primarily by lower revenue from our P&C vertical. For the full year 2022, we generated $459.1 million of total revenue, down 28.9% year over year.

Revenue by Vertical
($ in millions)
$174
$36
$126
$157
$34
$109
$153
$34
$105
$162
$73
$78
$143
$42
$87
$103
$33
$58
$89
$33
$44
$124
$79
$35
Q1’21
Q2’21
Q3’21
Q4’21
Q1’22
Q2’22
Q3’22
Q4’22
Property & Casualty insurance
Health insurance
Life insurance
Other

Revenue from our P&C vertical declined 54.3% year over year to $35.5 million in Q4 2022, driven by reductions in carrier marketing budgets. For the full year 2022, revenue from our P&C vertical declined 46.3% year over year to $224.4 million.
Revenue from our Health vertical grew 8.1% year over year to $78.7 million in Q4 2022, driven by increased demand from carriers transacting through the Open Marketplace in Medicare and expansion from key supply partners. For the full year 2022, revenue from our Health vertical grew 6.2% year over year to $187.4 million.
Revenue from our Life vertical declined 0.1% year over year to $5.7 million in Q4 2022, driven by the lower Transaction Value, offset by a higher proportion of Open Marketplace transactions. For the full year 2022, revenue from our Life vertical declined 6.6% year over year to $26.7 million.
Revenue from our Other vertical, which consists of travel, education, and consumer finance, declined 23.2% year over year to $4.1 million in Q4 2022, driven by the wind down of our education vertical and slower mortgage and refinance activity within our consumer finance vertical, partially offset by strength in our travel vertical. For the full year 2022, revenue from our Other vertical declined 8.5% year over year to $20.6 million.

Q4 2022

Financial Discussion - Profitability
Gross profit was $20.1 million in Q4 2022, a year-over-year decrease of 20.7%. For the full year 2022, gross profit was $70.1 million, a year-over-year decline of 31.0%. Contribution, which generally represents revenue less revenue share payments and online advertising costs, was $22.9 million in Q4 2022, a year-over-year decrease of 14.6%. For the full year 2022, Contribution was $80.8 million, a year-over-year decline of 24.9%. Contribution Margin was 18.5% in Q4 2022, compared with 16.6% in Q4 2021. For the full year 2022, Contribution margin was 17.6%, compared with 16.7% in 2021. The increase was driven primarily by strong results in our Health vertical, which typically operates at a higher Contribution margin.
Net loss was $28.4 million in Q4 2022, compared with a net loss of $4.0 million in Q4 2021, driven primarily by higher income tax expense ($104 million) consisting primarily of recognition of a valuation allowance against our deferred tax asset ($86 million) and by lower Contribution ($4 million), partially offset by the write-off of our non-current liability pursuant to the Tax Receivable Agreement ($83 million). For the full year 2022, net loss was $72.4 million, compared with net loss of $8.5 million in 2021.
Adjusted EBITDA was $9.0 million in Q4 2022, a year-over-year decrease of 32%. Adjusted EBITDA margin was 7.3%, compared with 8.2% in Q4 2021. The decrease was primarily due to weaker revenue and Contribution performance. For the full year 2022, Adjusted EBITDA was $22.9 million, a year-over-year decrease of 61%.

EBITDA & Margin
($ in millions)
9%
9%
9%
8%
5%
4%
2%
7%
$16
$15
$14
$13
$7
$4
$2
$9
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22
Adj. EBITDA
Adj. EBITDA / Revenue

EBITDA as a % of Contribution
($ in millions)
59%
55%
53%
49%
30%
24%
14%
39%
$16
$15
$14
$13
$7
$4
$2
$9
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Q4'22
Adj. EBITDA
Adj. EBITDA / Contribution

Q4 2022

Financial Discussion - Q1 2023 Outlook 1

Our guidance for Q1 2023 reflects typical seasonality along with an improvement in market conditions in our P&C insurance vertical compared with Q4 2022, although click pricing is expected to be down on a year-over-year basis. In our Health vertical, we expect modest year-over-year growth in Transaction Value growth as we continue deepening our relationships with key carriers. For the Life and Other verticals, we expect Transaction Value to decline year over year at a similar rate as in Q4 2022. Due to the uncertainty around the timing and slope of the P&C market recovery, we are not providing full year 2023 guidance.

	Q1 2023
Transaction Value [2]	$180 million	-	$195 million
Y/Y Growth	(25)%		(18)%

Revenue	$106 million	-	$116 million
Y/Y Growth	(26)%		(19)%

Adjusted EBITDA [2]	$5.5 million	-	$7.5 million
Y/Y Growth	(23)%		5%
Transaction Value: For Q1 2023, we expect Transaction Value to be in the range of $180 million - $195 million, representing a year-over-year decrease of 22% at the midpoint, driven primarily by our P&C vertical. We expect P&C Transaction Value to nearly double in Q1 2023 compared with Q4 2022, indicative of both the early stages of recovery from the hard market and normal seasonality. Although we are encouraged by these early signs of recovery, we still expect P&C Transaction Value to be well below Q1 2022 levels.
Revenue: For Q1 2023, we expect revenue to be in the range of $106 million - $116 million, representing a year-over-year decrease of 22% at the midpoint.
Adjusted EBITDA: For Q1 2023, we expect Adjusted EBITDA to be in the range of $5.5 million - $7.5 million, representing a year-over-year decrease of 9% at the midpoint. We expect Adjusted EBITDA to decline at a lower rate than Transaction Value, Revenue and Contribution in Q1 2023 due to our continued discipline in managing our expenses. We expect our cash operating expenses to be in line with Q4 2022.

Thank you,

Steve Yi	Patrick Thompson
Chief Executive Officer, President and Co-Founder	Chief Financial Officer & Treasurer
1 With respect to the Company’s projection of Adjusted EBITDA under “Financial Discussion – Q1 2023 Outlook”, MediaAlpha is not providing a reconciliation of Adjusted EBITDA to net income (loss) because the Company is unable to predict with reasonable certainty the reconciling items that may affect net income (loss) without unreasonable effort, including equity-based compensation, transaction expenses and income tax expense. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures for the applicable period.
2 See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q4 2022

Key Business and Operating Metrics and Non-GAAP Financial Measures
In addition to traditional financial metrics, we rely upon certain business and operating metrics that are not presented in accordance with GAAP to estimate the volume of spending on our platform, estimate and recognize revenue, evaluate our business performance and facilitate our operations. Such business and operating metrics should not be considered in isolation from, or as an alternative to, measures presented in accordance with GAAP and should be considered together with other operating and financial performance measures presented in accordance with GAAP. Also, such business and operating metrics may not necessarily be comparable to similarly titled measures presented by other companies.
Transaction Value
We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is a driver of revenue, with differing revenue recognition based on the economic relationship we have with our partners. Our partners use our platform to transact via Open and Private Marketplace transactions. In our Open Marketplace model, Transaction Value is equal to revenue recognized and revenue share payments to our supply partners represent costs of revenue. In our Private Marketplace model, revenue recognized represents a platform fee billed to the demand partner or supply partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess revenue and to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.
The following table presents Transaction Value by platform model for the three months ended December 31, 2022 and 2021:

	Three months ended December 31,
(in thousands)	2022	2021
Open Marketplace transactions	$121,942	$158,035
Percentage of total Transaction Value	72.2%	64.5%
Private Marketplace transactions	46,972	86,855
Percentage of total Transaction Value	27.8%	35.5%
Total Transaction Value	$168,914	$244,890
The following table presents Transaction Value by platform model for the full years ended December 31, 2022 and 2021:

	Full year ended December 31,
(in thousands)	2022	2021
Open Marketplace transactions	$445,950	$627,705
Percentage of total Transaction Value	60.5%	61.6%
Private Marketplace transactions	291,564	391,265
Percentage of total Transaction Value	39.5%	38.4%
Total Transaction Value	$737,514	$1,018,970

Q4 2022

The following table presents Transaction Value by vertical for the three months ended December 31, 2022 and 2021:

	Three months ended December 31,
	2022	2021
(in thousands)
Property & Casualty insurance	$56,682	$120,143
Percentage of total Transaction Value	33.6%	49.1%
Health insurance	98,561	98,946
Percentage of total Transaction Value	58.3%	40.4%
Life insurance	8,181	10,566
Percentage of total Transaction Value	4.8%	4.3%
Other	5,490	15,235
Percentage of total Transaction Value	3.3%	6.2%
Total Transaction Value	$168,914	$244,890
The following table presents Transaction Value by vertical for the full years ended December 31, 2022 and 2021:

	Full year ended December 31,
	2022	2021
(in thousands)
Property & Casualty insurance	$399,861	$655,591
Percentage of total Transaction Value	54.2%	64.3%
Health insurance	251,400	245,221
Percentage of total Transaction Value	34.1%	24.1%
Life insurance	44,619	52,302
Percentage of total Transaction Value	6.0%	5.1%
Other	41,634	65,856
Percentage of total Transaction Value	5.6%	6.5%
Total Transaction Value	$737,514	$1,018,970

Q4 2022

Contribution and Contribution Margin
We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statement of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related costs; internet and hosting costs; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our supply partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution increases and our headcount costs and other operating expenses remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our supply partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.
The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended December 31, 2022 and 2021:

	Three months ended December 31,
(in thousands)	2022	2021
Revenue	$124,007	$161,584
Less cost of revenue	(103,864)	(136,184)
Gross profit	$20,143	$25,400
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	997	376
Salaries, wages, and related	877	481
Internet and hosting	147	104
Depreciation	11	7
Other expenses	189	128
Other services	573	366
Merchant-related fees	10	23
Contribution	$22,947	$26,885
Gross margin	16.2%	15.7%
Contribution Margin	18.5%	16.6%

Q4 2022

The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the full years ended December 31, 2022 and 2021:

	Full year ended December 31,
(in thousands)	2022	2021
Revenue	$459,072	$645,274
Less cost of revenue	(389,013)	(543,750)
Gross profit	$70,059	$101,524
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	3,634	1,665
Salaries, wages, and related	3,556	2,004
Internet and hosting	496	419
Depreciation	41	29
Other expenses	720	451
Other services	2,171	1,213
Merchant-related fees	109	309
Contribution	$80,786	$107,614
Gross margin	15.3%	15.7%
Contribution Margin	17.6%	16.7%
Consumer Referrals
We define “Consumer Referral” as any consumer click, call or lead purchased by a buyer on our platform. Click revenue is recognized on a pay-per-click basis and revenue is earned and recognized when a consumer clicks on a listed buyer’s advertisement that is presented subsequent to the consumer’s search (e.g., auto insurance quote search or health insurance quote search). Call revenue is earned and recognized when a consumer transfers to a buyer and remains engaged for a requisite duration of time, as specified by each buyer. Lead revenue is recognized when we deliver data leads to buyers. Data leads are generated either through insurance carriers, insurance-focused research destination websites or other financial websites that make the data leads available for purchase through our platform, or when consumers complete a full quote request on our proprietary websites. Delivery occurs at the time of lead transfer. The data we generate from each Consumer Referral feeds into our analytics model to generate conversion probabilities for each unique consumer, enabling discovery of predicted return and cost per sale across the platform and helping us to improve our platform technology. We monitor the number of Consumer Referrals on our platform in order to measure Transaction Value, revenue and overall business performance across our verticals and platform models.

The following table presents the percentages of total Transaction Value generated from clicks, calls and leads for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Clicks	75.3%	79.3%
Calls	15.3%	9.5%
Leads	9.4%	11.3%
Adjusted EBITDA
We define “Adjusted EBITDA” as net income excluding interest expense, income tax benefit (expense), depreciation expense on property and equipment, amortization of intangible assets, as well as equity-based compensation expense and certain other adjustments as listed in the table below. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.
Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax benefit (expense), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider useful information to investors and others in understanding and evaluating our

Q4 2022

operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.
The following table reconciles Adjusted EBITDA with net (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended December 31, 2022 and 2021.

	Three months ended December 31,
(in thousands)	2022	2021
Net loss	$(28,350)	$(3,981)
Equity-based compensation expense	14,256	12,392
Interest expense	3,337	1,527
Income tax expense (benefit)(1)	101,695	(2,683)
Depreciation expense on property and equipment	97	97
Amortization of intangible assets	1,691	746
Transaction expenses(2)	—	245
Employee-related costs(3)	—	55
SOX implementation costs(4)	—	371
Fair value adjustment to contingent consideration(5)	(416)	—
Settlement costs(6)	—	59
Changes in TRA related liability(7)	(83,255)	1,515
Changes in Tax Indemnification Receivable(8)	(14)	1,213
Non-cash compensation(9)	—	880
Employee retention credits(10)	—	(1,303)
Settlement of federal and state income tax refunds(11)	—	2,116
Adjusted EBITDA	$9,041	$13,249
(1)Income tax expense (benefit) for the three months ended December 31, 2022, consists primarily of $86.4 million of tax expense related to recording a valuation allowance on our deferred tax assets as we determined that the negative evidence outweighs the positive evidence and so it is more likely than not that our deferred tax assets will not be utilized.
(2)Transaction expenses consist of $0.2 million of expenses incurred by us for the three months ended December 31, 2021 for legal and accounting fees and other costs in connection with the filing of registration statements.
(3)Employee-related costs include $0.1 million of expenses incurred by us for the three months ended December 31, 2021 for amounts payable to recruiting firms in connection with the hiring of certain executive officers to support our operation as a publicly-reporting company.
(4)SOX implementation costs consist of $0.4 million of expenses incurred by us for the three months ended December 31, 2021 for third-party consultants to assist us with the development, implementation, and documentation of new and enhanced internal controls and processes for compliance with SOX Section 404(b).
(5)Fair value adjustment to contingent consideration consists of $0.4 million of gain for the three months ended December 31, 2022 in connection with the remeasurement of the contingent consideration for the acquisition of CHT as of December 31, 2022.
(6)Settlement costs consist of $0.1 million of expenses incurred by us for the three months ended December 31, 2021 to settle certain claims made by the Attorney General's Office of the State of Washington.
(7)Changes in TRA related liability for the three months ended December 31, 2022 consist of $83.3 million of gain on reduction of liability pursuant to the TRA resulting from remeasuring of the non-current portion of liability to zero as we no longer consider the payments under the agreement to be probable. Changes in TRA related liability for three months ended December 31, 2021 consist of $1.5 million of expense due to a change in the estimated future state tax benefits and other changes in the estimate, resulting in changes to the TRA liability created in connection with the Reorganization Transactions.
(8)Changes in Tax Indemnification Receivable consist of immaterial income and $1.2 million of expense incurred by us for the three months ended December 31, 2022 and 2021, respectively, related to changes in the tax indemnification receivable recorded in connection with the Reorganization Transactions. The change also resulted in an expense/benefit of the same amount which has been recorded within income tax expense (benefit).
(9)Non-cash compensation consists of $0.9 million of expenses incurred by us for the three months ended December 31, 2021 for payment of annual bonuses to certain of our executive officers in the form of grants of restricted stock units, rather than in cash.
(10)Employee retention credits consist of $1.3 million of benefit for the three months ended December 31, 2021 as a result of our receipt of employee retention credits under the provisions of the CARES Act.
(11)Settlement of federal and state tax refunds consist of $2.1 million of expenses incurred by us for the three months ended December 31, 2021 related to reimbursement to White Mountains for federal and state tax refunds for the period prior to the Reorganization Transaction related to 2020 federal and state tax returns. The settlement also resulted in a benefit of the same amount which has been recorded within income tax (benefit).

Q4 2022

The following table reconciles Adjusted EBITDA with net (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the full years ended December 31, 2022 and 2021.

	Full year ended December 31,
(in thousands)	2022	2021
Net (loss)	$(72,446)	$(8,475)
Equity-based compensation expense	58,472	45,713
Interest expense	9,245	7,830
Income tax expense (benefit)(1)	102,905	(1,047)
Depreciation expense on property and equipment	392	369
Amortization of intangible assets	5,755	2,984
Transaction expenses(2)	636	4,128
Employee-related costs(3)	—	674
SOX implementation costs(4)	110	1,168
Fair value adjustment to contingent consideration(5)	(7,007)	—
Impairment of cost method investment	8,594	—
Settlement costs(6)	—	859
Changes in TRA related liability(7)	(83,832)	911
Changes in Tax Indemnification Receivable(8)	(58)	1,360
Non-cash compensation(9)	—	880
Employee retention credits(10)	—	(1,303)
Settlement of federal and state income tax refunds(11)	92	2,116
Adjusted EBITDA	$22,858	$58,167
(1)Income tax expense (benefit) for the year ended December 31, 2022, consists primarily of $84.5 million of tax expense related to recording a valuation allowance on our deferred tax assets as we determined that the negative evidence outweighs the positive evidence and so it is more likely than not that our deferred tax assets will not be utilized.
(2)Transaction expenses consist of $0.6 million of legal, accounting and other consulting fees incurred by us for the year ended December 31, 2022 in connection with the acquisition of CHT. For the year ended December 31, 2021, transaction expenses consist of $4.1 million of expenses for legal and accounting fees and other costs in connection with the Secondary Offering and other registration statements, and the refinancing of our 2020 Credit Facilities.
(3)Employee-related costs include $0.6 million of expenses incurred by us for the year ended December 31, 2021 for amounts payable to recruiting firms in connection with the hiring of certain executive officers to support our operation as a publicly-reporting company.
(4)SOX implementation costs consist of $0.1 million and $1.2 million of expenses incurred by us for the year ended December 31, 2022 and 2021, respectively, for third-party consultants to assist us with the development, implementation, and documentation of new and enhanced internal controls and processes for compliance with SOX Section 404(b).
(5)Fair value adjustment to contingent consideration consists of $7.0 million of gain for the year ended December 31, 2022 in connection with the remeasurement of the contingent consideration for the acquisition of CHT as of December 31, 2022.
(6)Settlement costs consist of $0.9 million of expenses incurred by us for the year ended December 31, 2021 to settle certain claims made by the Attorney General's Office of the State of Washington.
(7)Changes in TRA related liability for the year ended December 31, 2022 consist of $83.3 million of gain on reduction of liability pursuant to the TRA resulting from remeasuring of the non-current portion of liability to zero as we no longer consider the payments under the agreement to be probable. Changes in TRA related liability for the year ended December 31, 2021 consist of $0.9 million of expense due to a change in the estimated future state tax benefits and other changes in the estimate, resulting in changes to the TRA liability created in connection with the Reorganization Transactions.
(8)Changes in Tax Indemnification Receivable consists of $0.1 million of income and $1.4 million of expense incurred by us for the years ended December 31, 2022 and 2021, respectively, related to changes in the tax indemnification receivable recorded in connection with the Reorganization Transactions. The change also resulted in an expense/benefit of the same amount which has been recorded within income tax expense (benefit).
(9)Non-cash compensation consists of $0.9 million of expenses incurred by us for the year ended December 31, 2021 for payment of annual bonuses to certain of our executive officers in the form of grants of restricted stock units, rather than in cash.
(10)Employee retention credits consist of $1.3 million of benefit for the year ended December 31, 2021 as a result of our receipt of employee retention credits under the provisions of the CARES Act.
(11)Settlement of federal and state tax refunds consist of $0.1 million and $2.1 million of expenses incurred by us for the year ended December 31, 2022 and 2021, respectively, related to reimbursement to White Mountains for federal and state tax refunds for the period prior to the Reorganization Transaction related to 2020 federal and state tax returns. The settlement also resulted in a benefit of the same amount which has been recorded within income tax (benefit).

Q4 2022

Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our expectation that Medicare Advantage carrier demand will continue to grow rapidly in the coming years; our expectation that Transaction Value in our P&C vertical will nearly double in the first quarter on a sequential basis; our expectation that Transaction Value in our P&C vertical will accelerate in 2023; our expectation that the broad secular trends driving our growth will resume as we come out of the P&C hard market; and our financial outlook for the first quarter of 2023. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K as of and for the year ended December 31, 2022 to be filed on or about February 27, 2023. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this shareholder letter.

Q4 2022